SCHEDULE 14C
                                (RULE 14C-101/A)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]        Preliminary Information Statement
[X]        Definitive Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                                   QT 5, INC.
                (Name of Registrant As Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]        No fee required
[ ]        Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

           (1) Title of each class of securities to which transaction applies:

           (2) Aggregate number of securities to which the transaction applies:

           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           (4)       Proposed maximum aggregate value of transaction:

           (5)       Total fee paid:

[ ]        Fee paid previously with preliminary materials

[ ] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)       Amount previously paid:

           (2)       Form, Schedule or Registration Statement No.:

           (3)       Filing Party:

           (4)       Date Filed:

                                   QT 5, INC.
                       5655 LINDERO CANYON ROAD, SUITE 120
                           WEST LAKE VILLAGE, CA 91362


                              INFORMATION STATEMENT
                             PURSUANT TO SECTION 14
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY THE ACTIONS DESCRIBED BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF OUTSTANDING SHARES OF COMMON STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.


                                                  July 26, 2004
                                                  West Lake Village, CA


      This information statement has been mailed on or about July 26, 2004 to the stockholders of record on July 2, 2004 (the "Record Date") of QT 5, Inc., a Delaware Company (the "Company") in connection with certain actions to be taken by the written consent of the majority stockholders of the Company, dated as of July 2, 2004. The actions to be taken pursuant to the written consent shall be taken on or about August 16, 2004, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.


                                         By Order of the Board of Directors,


                                         /s/ Timothy J. Owens
                                         -----------------------
                                         CEO, Director

                          NOTICE OF ACTION TO BE TAKEN
                                 PURSUANT TO THE
                    WRITTEN CONSENT OF MAJORITY STOCKHOLDERS
                IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS
                               DATED JULY 2, 2004


To Our Stockholders:

           NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of a majority of stockholders dated July 2, 2004, in lieu of a special meeting of the stockholders. Such actions will be taken on or about August 16, 2004:

           1. The Company will amend its certificate of incorporation to increase the authorized amount of common stock from 300,000,000 shares to 5,000,000,000 shares.

                      OUTSTANDING SHARES AND VOTING RIGHTS

           As of the Record Date, the Company's authorized capitalization consisted of 300,000,000 shares of common stock, par value $.001 per share, ("Common Stock") of which 58,303,438 shares are issued and outstanding as of the Record Date. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

           Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposal by resolution dated July 2, 2004; and having sufficient voting power to approve such proposal through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

           Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on August 16, 2004.

           The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

           This Information Statement will serve as written notice to stockholders pursuant to Regulation 14C, and Section 228(e) of the Delaware General Corporation Law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, as of July 2, 2004, certain information regarding the ownership of QT 5's capital stock by each director and executive officer of QT 5, each person who is known to QT 5 to be a beneficial owner of more than 5% of any class of QT 5's voting stock, and by all officers and directors of QT 5 as a group. Unless otherwise indicated below, to QT 5's knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock, except to the extent authority is shared by spouses under applicable community property laws.

           Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of July 2, 2004 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 58,303,438 shares issued and outstanding.

--------------------- ----------------------------- -------------------------- --------------
                            Name and Address                                       Percent
        Title of                   Of                   Amount and Nature             Of
          Class          Beneficial Owners (1)       Of Beneficial Ownership       Class
--------------------- ----------------------------- -------------------------- --------------
Common Stock           Timothy Owens                      27,606,089               47.35%
--------------------- ----------------------------- -------------------------- --------------
Common Stock           Steven Reder                          350,455                *
--------------------- ----------------------------- -------------------------- --------------
                      All officers and directors          27,956,547               47.35%
                      as a group (three persons)
--------------------- ----------------------------- -------------------------- --------------

* Less Than 1%.

(1) Unless otherwise noted, the address for each of the named beneficial owners is 5655 Lindero Canyon Road, Suite 120 Westlake Village, California 91362.


                                CHANGE IN CONTROL

           To the knowledge of management, there are no present arrangements or pledges of securities of the Company, which may result in a change in control of the Company.

                         DISSENTER'S RIGHTS OF APPRAISAL

           The stockholders have no dissenter's rights of appraisal.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

           On July 2, 2004, the majority stockholders of the Company authorized an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock from 300,000,000 to 5,000,000,000. The Company currently has authorized capital stock of 300,000,000 of shares of common stock and approximately 58,303,438 shares of common stock are outstanding as of the Record Date. The Board believes that the increase in authorized shares would provide the Company greater flexibility with respect to the Company's capital structure for such purposes as additional equity financing, and stock based acquisitions.

INCREASE IN AUTHORIZED COMMON STOCK

           The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of common stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of common stock. This amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock would remain unchanged under this proposal.

           The increase in the number of authorized but unissued shares of common stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

           One of the effects of proposed amendment might be to enable the Board to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board would, unless prohibited by applicable law, have additional shares of common stock available to effect transactions (such as private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action could discourage an acquisition of the Company, which stockholders might view as desirable.

           While the amendment may have anti-takeover ramifications, the Board believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the stockholders' interests.

The following is a list of material existing contractual agreements to issue shares of the Company's common stock in connection with convertible debentures and warrants:

On May 28, 2004, we entered into a Securities Purchase Agreement with several accredited institutional investors for the issuance of an aggregate of $1,000,000 principal amount 10% Callable Secured Convertible Notes . The 10% convertible notes are due two years from the date of issuance. The 10% convertible notes are convertible at the option of the holders into shares of our common stock. The conversion price is equal to the lesser of (i) $.08 and
(ii) the average of the lowest three (3) intra-day trading prices during the twenty (20) trading days immediately prior to the conversion date discounted by forty percent (40%). In connection with the issuance of the 10% convertible notes, the noteholders shall receive warrants to purchase shares of our common stock. Furthermore we entered into a Registration Rights Agreement in order to register the above-referenced securities and are required to register 200% of our common shares underlying the 10% convertible notes and the warrants. As of July 22, 2004, $975,780 in principal amount remains outstanding.

On February 12, 2004, we entered into a Securities Purchase Agreement with several accredited institutional investors for the issuance of an aggregate of $1,000,000 principal amount 6% convertible debentures with an original issue discount of 20%. The debentures are due two years from the date of issuance. The debentures are convertible at the option of the holders into our shares of common stock at a fixed conversion price of $0.01 per share. Furthermore we entered into a Registration Rights Agreement in order to register the above-referenced securities. We paid a finders fee of 9% and issued 100,000 warrants to such finder. As of July 22, 2004, $522,697 in principal amount remains outstanding.

On August 22, 2003 we received a commitment to obtain gross proceeds of $2,000,000 upon the issuance of 6% Convertible Debentures to six investors who participated in a private offering of these securities. The funds were to be received and the debentures were to be issued in two closings. The first closing, pursuant to which we received gross proceeds of $1,000,000, took place on August 22, 2003. On October 15, 2003 we and the investors agreed that the investors would advance $200,000 of the remaining $1,000,000 in gross proceeds prior to the date they were required to do so. In November 2003 we received the remaining $800,000 in gross proceeds due at the second closing. The debentures have a term of three years. Interest is payable quarterly. We may choose to pay the interest with shares of our common stock, so long as there is an effective registration statement covering the sale of the common stock issued for the interest payment, our common stock is listed on a Principal Market, as defined in the debenture, and we have enough authorized but unissued shares of common stock available to issue all the shares that could be issued in conjunction with the placement of the debentures. There is not an effective registration statement covering the sale of common stock to be issued for any interest payment. At any time after the original issue date, the debentures may be converted into shares of our common stock at the option of the holder. The number of shares of common stock issuable upon a conversion is determined by the quotient obtained by dividing the outstanding principal amount of the debentures to be converted by the Set Price. The Set Price is defined as $0.075 for those debentures that were issued at the first closing and the lesser of $0.075 and the average of the five closing prices of our common stock immediately prior to the second closing for those debentures that were issued at the second closing. As of July 22, 2004, $50,000 in principal amount remains outstanding.

Except for the above-referenced, the Company has no other current plans for the issuance of the shares of common stock that the Company is asking its shareholders to authorize the increase.

TRANSACTIONAL EFFECTS ON CAPITALIZATION OF THE COMPANY

The above transactions require the issuance of a greater number of shares of common stock then the Company has authorized. The following table consolidated the above-transactions according to their relationship between the exercise/conversion price and the market price of the Company's common stock at July 22, 2004.


--------------------------------------------------------------------------------------------------------------
Security                                              Common          Current                   Number of Shares
                                                      Stock's         Conversion/Exercise       Issuable
                                                      Current         Price
                                                      Market Price
--------------------------------------------------------------------------------------------------------------
August 22, 2003 Debentures                               .006          .002                     25,000,000
February 12, 2004 Debentures                             .006          .002                    261,348,500
February 12, 2004 Warrants                               .006          .002                      5,010,000
May 28, 2004 Debentures                                  .006          .002                    487,890,000
May 28, 2004 Warrants                                    .006          .002                      3,000,000
--------------------------------------------------------------------------------------------------------------
Total at current market price:                                                                 782,248,500

Total at a 25% discount of the current market price:    .0045         .0027                    579,443,333

Total at a 50% discount of the current market price:     .003         .0018                    869,165,000

Total at a 75% discount of the current market price:     .015         .0009                  1,738,330,000
--------------------------------------------------------------------------------------------------------------


RISKS RELATING TO THE CONVERTIBLE DEBENTURES AND WARRANTS

THE ISSUANCE OF SHARES UNDERLYING THE CONVERTIBLE DEBENTURES AND WARRANTS WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS. The number of shares of common stock issuable upon conversion of the convertible debentures and warrants may increase if the market price of our stock declines. The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to our existing stockholders and may make it difficult for the Company to obtain additional capital.

The following gives examples of the number of shares that would be issued if the $1,548,477 of debentures described above were converted at one time at prices representing 75%, 50%, and 25% of the current market price :

As of July 22, 2004, we had 69,250,607 shares of common stock outstanding.

- 25% discount of current stock price: Conversion of QT 5's debentures at 25% of the current stock price would result in a debenture conversion rate of $.0027. To convert the $1,548,477 of convertible debentures would require approximately 579,443,333 shares of QT 5's common stock.

- 50% discount of current stock price: Conversion of QT 5's debentures at 50% of the current stock price would result in a debenture conversion rate of $.0018. To convert the $1,548,477 of convertible debentures would require approximately 869,165,000 shares of QT 5's common stock.

- 75% discount of current stock price: Conversion of QT 5's debentures at 75% of the current stock price would result in a debenture conversion rate of $.0009. To convert the $1,548,477 of convertible debentures would require approximately 1,738,330,000 shares of QT 5's common stock

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF THE COMPANY'S CONVERTIBLE DEBENTURES COULD REQUIRE IT TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS. The Company's obligation to issue shares upon conversion of our convertible securities is essentially limitless. As sequential conversions and sales take place, the price of the Company's securities may decline and if so, its convertible debenture holders would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of the Company's warrants, may be sold without restriction.

QT 5 MAY NOT GAIN SHAREHOLDER APPROVAL FOR THE INCREASE IN AUTHORIZED SHARES WHICH COULD RESULT IN THE SHUTDOWN OF OPERATIONS. The failure to increase the number of authorized shares would result in QT 5's inability to fulfill its contractual commitment to the convertible debenture holders to increase its number of authorized shares. This inability to convert the debentures would trigger the default clause contained in the debentures. Contractually QT 5 would be obligated to pay the debenture holders a default payment amounting to the then outstanding principal amount of the debentures plus accrued and unpaid interest on the unpaid principal of the debentures plus a pro-rated default interest rate on the default payment amount. In addition, QT 5 may be subject to liquidated damages as a result of an inability to honor a debenture holder's conversion request. The inability of QT 5 to meet its contractual obligations to the debenture holders would most likely result in some sort of legal action from the debenture holders, which would result in the shutdown of operations.

QT 5'S OVERHANG AFFECT OF THE DEBENTURE HOLDERS CONVERSION AND SUBSEQUENT RESALE OF COMMON STOCK ON THE MARKET COULD RESULT IN LOWER STOCK PRICES. Overhang can translate into a potential decrease in QT 5's market price per share. The common stock underlying unconverted debentures represents overhang. These debentures are converted into common stock at a discount to the market price, providing the debenture holder the ability to sell his or her stock at or below market and still make a profit. If the share volume cannot absorb the discounted shares, QT 5's market price per share will likely decrease. As the market price decreases, each subsequent conversion will require a larger quantity of shares to be issued.

QT 5 is required to reserve 200% of the estimated maximum number of shares of common stock which would be issuable upon conversion in full of the debentures and warrants. This amount will be reserved upon shareholder approval to increase the number of authorized shares. We can provide no assurance as to how many shares we will ultimately need to issue upon the conversion of the debentures.

SHORT SELLING COMMON STOCK BY WARRANT AND DEBENTURE HOLDERS MAY DRIVE DOWN THE MARKET PRICE OF OUR STOCK. Warrant and debenture holders may sell shares of QT 5's common stock on the market before exercising the warrants or converting the debentures. The stock is usually offered at or below market since the warrant and debenture holders receive stock at a discount to market. Once the sale is completed the holders may exercise or convert a like dollar amount of shares. If the stock sale lowered the market price upon exercise or conversion, the holders would receive a greater number of shares than they would have absent the short sale. This pattern may result in the spiraling down of our stock's market price.

                             ADDITIONAL INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

       The following documents as filed with the Commission by the Company are incorporated herein by reference:

           1. Annual Report on Form 10-KSB for the year ending December 31, 2003; and

           2.   Quarterly Report on Form 10QSB for the period ending March 31,
                2004


           The Company will furnish a copy of any exhibit thereto or other information upon request by a stockholder to the Company's principal offices at 5655 Lindero Canyon Road, Suite 120 West Lake Village, CA 91362, attn: Timothy
J. Owens

                                             By Order of the Board of Directors,

                                             /s/ Timothy J. Owens
                                             -----------------------
                                             CEO, Director

West Lake Village, CA
July 26, 2004

EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                  OF QT 5, INC.

o First: The Board of Directors and a majority of the stockholders of QT 5, Inc., a Delaware corporation (the "Corporation"), duly resolved and adopted a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"This Corporation is authorized to issue one class of stock, which is the Common Stock of this Corporation. The total number of shares which this Corporation is authorized to issue is 5,000,000,000 shares of Common Stock. The Common Stock shall have a par value of $0.001 per share."

o Second: That the foregoing resolution was adopted pursuant to a joint written consent of the Corporation's Board of Directors and majority of stockholders, such consent of stockholders being in accordance with Section 228 of the General Corporation Law of the State of Delaware, and that the holders of the necessary number of shares entitled to vote on this matter duly executed such written consent.

o Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

o Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by a duly authorized officer this 16th day of August 2004.


                                        /s/ Timothy J. Owens
                                        --------------------------
                                        /s/ Timothy J. Owens
                                        CEO, Director




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